Exhibit 99.1

Texas Roadhouse, Inc. Announces Fourth Quarter 2005 Results

Louisville, KY, February 21, 2006 – Texas Roadhouse, Inc. (Nasdaq: TXRH), today announced financial results for the thirteen and fifty-two week periods ended December 27, 2005.

	Fourth Quarter			Year to Date
($000’s)	2005	2004	% Change	2005	2004	% Change

Total revenue	117,633	96,947	21	458,784	363,011	26
Income from operations	9,711	8,147	19	47,296	38,682	22
Net income (loss) (1)	6,313	(331)	NM	30,322	13,832	119
Diluted EPS (1)	$0.09	$(0.01)	NM	$0.42	$0.24	75

(1) 2004 net income (loss) and diluted EPS include pro forma provisions for income taxes as reflected on the Condensed Consolidated Statements of Income as, prior to our IPO, the Company operated as a limited liability company and, as such, was not subject to income taxes. In addition, in connection with the closing of our reorganization and IPO on October, 8, 2004, we recorded a cumulative net deferred tax liability of $5.0 million on that date.

Other highlights for the quarter include:

•      Seven company restaurants opened;

•      Comparable restaurant sales increased 3.6% at company restaurants and 1.6% at franchise restaurants. Excluding restaurant closures related to hurricanes Katrina and Rita, comparable restaurant sales increased approximately 4.0% at company restaurants;

•      Restaurant operating costs, as a percentage of sales, were 10 basis points lower than the fourth quarter of 2004. Lower rent expense, due primarily to lapping the prior year’s straight line cumulative rent adjustment, and insurance costs were partially offset by higher utilities, credit card fees, food costs, and hurricane-related closure costs;

•      Pre-opening expenses increased $0.5 million or 27.2% quarter-over-quarter reflecting slightly higher costs for openings in 2005 versus 2004; and

•      Income from operations grew 19% versus the fourth quarter of 2004 driven principally by the addition of new restaurants.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse commented, “During the fourth quarter, we were pleased to regain the sales momentum that was temporarily lost after the hurricanes last September. Driving our comparable store gains throughout the quarter was a consistent increase in traffic complimented by a slight increase in pricing. Our pricing benefit was 2% in October but zero in November and December.” Hart continued, “Positive trends have continued during the first seven weeks of 2006, as comparable restaurant sales have increased approximately 6% which includes only 1% of pricing. On the expense side, inflation in utilities is having the most notable impact on costs although we are confident in our profitability outlook. Adding to that confidence is our 2006 development plan, which we believe is on track, positioning Texas Roadhouse and our shareholders for continued, long term gains.”

Outlook for 2006

The Company currently estimates that it will generate diluted earnings per share of at least $0.52 for 2006 excluding the impact of franchise acquisitions and stock option expense, which are discussed below. This forecast is unchanged from the Company’s third quarter 2005 release and is based on the following assumptions:

•      New restaurant openings of 23 to 24 company-owned and three to four franchised;

•      Comparable restaurant sales growth of approximately +3%;

•      Restaurant operating costs as a percent of sales decrease of approximately 50 basis points;

•      Effective tax rate of 35.3%; and

•      Weighted average diluted shares of approximately 75.5 million.

Franchise Acquisitions

Texas Roadhouse acquired 11 franchise restaurants early in the first quarter of 2006. The Company estimates that these acquisitions will be accretive to 2006 diluted earnings per share by approximately $0.02 prior to any acquisition-related one-time charges. As previously noted in the Company’s third quarter earnings release, such charges relate to the application of EITF 04-1, Accounting for Preexisting Relationships between the Parties to a Business Combination. In the first quarter of 2006, the Company will record a one-time, non-cash pre-tax charge of approximately $0.8 million relating to the acquisition of these 11 restaurants. The Company estimates the acquisitions will have the following full year impact to its financial statements, excluding the one-time charge:

•      Increase in restaurant sales of approximately $42.0 million;

•      Reduction in franchise royalties of approximately $1.4 million;

•      No change in restaurant operating costs as a percentage of sales;

•      Increase in general and administrative expenses of $0.1 million;

•      Increase in depreciation and amortization of approximately $2.0 million;

•      Increase in interest expense of approximately $1.0 million; and,

•      Increase in weighted average diluted shares of 2.5 million.

Texas Roadhouse continues to evaluate opportunities for acquiring additional franchise restaurants.

Stock Option Expense

The Company will begin expensing stock options beginning in 2006 per the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment. The Company expects the impact on diluted EPS to be approximately $0.08 to $0.09 in 2006, $0.03 higher than the Company’s previous guidance. The change in guidance is driven by an increase of approximately 280 basis points to the Company’s effective tax rate resulting from the potential non-deductibility of certain incentive stock options. Texas Roadhouse grants both incentive stock options (ISO’s) and nonqualified stock options. All compensation expense resulting from the exercise of nonqualified stock options results in a tax benefit; however, the tax benefit of compensation expense relating to ISO’s ultimately depends on the timing of when the option is exercised and the acquired shares are subsequently sold.

Conference Call

The Company is hosting a conference call today, February 21, 2006, at 5:30 p.m. Eastern Time to discuss these results. The dial-in number is (866) 383-8108 and the pass code is 73511834. A replay of the call will be available until February 28, 2006. To access the replay, please dial (888) 286-8010, and use 92474166 as the pass code.

There will be a simultaneous web cast conducted at the Company’s web site at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 220 restaurants system-wide in 41 states. For more information, please visit the Company’s website at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2006, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2006, the sales at these and our other company-owned and franchised restaurants, our ability to control other restaurant operating costs, our ability to complete the acquisition of franchise restaurants, our ability to integrate the franchise restaurants which we acquire and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements.

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Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Juli Hart

502-515-7235

Texas Roadhouse, Inc.

Supplemental Financial and Operating Information

(in thousands)

	Fourth Quarter		Change		Year to Date		Change
	2005	2004	vs LY		2005	2004	vs LY

Restaurant openings
Company	7	7	—		20	19	1
Franchise	0	4	(4)		8	12	(4)
Total	7	11	(4)		28	31	(3)

Restaurant acquisitions (1)
Company	0	1	(1)		0	1	(1)
Franchise	0	(1)	1		0	(1)	1
Total	0	0	—		0	0	—

Restaurants open at the end of the quarter
Company	127	107	20
Franchise	94	86	8
Total	221	193	28

Company-owned restaurants

Restaurant sales	$114,984	$94,538	21.6%		$448,341	$354,190	26.6%
Store weeks	1,594	1,338	19.1%		5,984	4,920	21.6%
Comparable restaurant sales growth (2)	3.6%	6.5%			5.6%	7.6%
Average unit volume (3)	$933	$908	2.8%		$3,891	$3,679	5.8%

Restaurant costs (as a % of restaurant sales)

Cost of sales	35.4%	35.2%	20	bps	35.2%	34.9%	30	bps
Labor	27.5%	27.3%	20	bps	27.2%	27.4%	(20	)bps
Rent	1.9%	3.3%	(140	)bps	1.9%	2.3%	(40	)bps
Other operating	17.7%	16.8%	90	bps	16.7%	16.4%	30	bps
Total	82.5%	82.6%	(10	)bps	81.0%	81.0%	—	bps

Franchise restaurants

Franchise royalties and fees	$2,649	$2,409	10.0%		$10,443	$8,821	18.4%
Store weeks	1,222	1,081	13.0%		4,698	4,076	15.3%
Comparable restaurant sales growth (2)	1.6%	6.5%			4.4%	7.0%
Average unit volume (3)	$879	$864	1.7%		$3,669	$3,519	4.3%

Pre-opening expense	2,133	1,677	27.2%		6,178	5,237	18.0%

General and administrative expenses	6,801	5,728	18.7%		27,154	21,055	29.0%
As a % of revenue	5.8%	5.9%	(13	)bps	5.9%	5.8%	12	bps

Depreciation and amortization expense	4,041	3,313	22.0%		14,582	11,005	32.5%
As a % of revenue	3.4%	3.4%	2	bps	3.2%	3.0%	15	bps

Interest expense	102	1,495	-93.2%		263	4,654	-94.3%
Minority interest	145	(305)	-147.5%		549	5,278	-89.6%

(1)   Represents the acquisition of the Longview, Texas restaurant on October 8, 2004, which was a franchise restaurant that was acquired as part of our initial public offering and associated corporate reorganization.

(2)   Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(3)   Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	December 27, 2005	December 28, 2004	December 27, 2005	December 28, 2004
Revenue:
Restaurant sales	$114,984	$94,538	$448,341	$354,190
Franchise royalties and fees	2,649	2,409	10,443	8,821

Total revenue	117,633	96,947	458,784	363,011

Costs and expenses:
Restaurant operating costs:
Cost of sales	40,729	33,258	158,004	123,531
Labor	31,659	25,818	122,090	97,196
Rent	2,173	3,142	8,397	8,261
Other operating	20,386	15,864	75,083	58,044
Pre-opening	2,133	1,677	6,178	5,237
Depreciation and amortization	4,041	3,313	14,582	11,005
General and administrative	6,801	5,728	27,154	21,055

Total costs and expenses	107,922	88,800	411,488	324,329

Income from operations	9,711	8,147	47,296	38,682

Interest expense, net	102	1,495	263	4,654
Minority interest	145	(305)	549	5,278
Equity income from investments in unconsolidated affiliates	(43)	(18)	(130)	(110)

Income before taxes	9,507	6,975	46,614	28,860
Provision for income taxes (1)	3,194	7,159	16,292	7,159
Net income (loss)	$6,313	$(184)	$30,322	$21,701

		Pro forma		Pro forma
Historical net income (loss)		$(184)		$21,701
Pro forma provision for income taxes		147		7,869

Net income (loss) adjusted for pro forma provision for income taxes		$(331)		$13,832

Net income (loss) per common share:
Basic	$0.09	$(0.01)	$0.44	$0.27

Diluted	$0.09	$(0.01)	$0.42	$0.24

Weighted average shares outstanding (2):
Basic	70,214	64,890	68,677	51,890

Diluted	73,556	70,216	72,565	56,514

(1) Provision for income taxes for the quarter and year ended December 28, 2004 includes a cumulative net deferred income tax provision of $5.0 million.

(2)  The Company completed a two-for-one stock split on September 23, 2005 in the form of a 100% stock dividend. All share and per share information included in this release for all periods presented have been adjusted to retroactively reflect the stock split.